Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Share Option Scheme and 2013 Share Award Scheme of Kingsoft Cloud Holdings Limited of our report dated March 10, 2020 (except for Note 21, as to which the date is April 17, 2020), with respect to the consolidated financial statements of Kingsoft Cloud Holdings Limited included in its Registration Statement (Form F-1 No. 333-237726) and related Prospectus of Kingsoft Cloud Holdings Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

July 9, 2020